EXHIBIT 99.1

                                     [LOGO]

FOR IMMEDIATE RELEASE                   October 13, 2004

CONTACT:

S. Colin Neill                          Donald C. Weinberger
Chief Financial Officer                 Andria Pilo (Media)
Axonyx Inc., New York                   Wolfe Axelrod Weinberger Assoc. LLC
(212) 645-7704                          (212) 370-4500; (212) 370-4505 (Fax)
www.axonyx.com                          don@wolfeaxelrod.com

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                AXONYX NAMES MICHAEL A. GRIFFITH AS BOARD MEMBER

NEW YORK, NY, October 13, 2004 -- Axonyx Inc. (NASDAQ: AXYX) is pleased to announce the appointment of Michael A. Griffith as a Director of the Company effective October 12, 2004.

Mr. Griffith is currently Chairman of the Board of Directors of Centrue Financial Corporation (AMEX: CFF), an Illinois state-chartered bank holding company with over $600 million in assets that operates 19 branches in 6 counties with 165 employees. Under his stewardship, Mr. Griffith has restructured the bank, trimmed costs, re-branded the organization and increased shareholder value by 50%.

Mr. Griffith was formerly Chairman and Chief Executive Officer of ChiRex Inc. (NASDAQ: CHRX), a contract pharmaceutical research and development and contract manufacturer of active pharmaceutical ingredients. When acquired by Rhodia in September 2000 for $557 million, ChiRex had approximately $150 million in revenues from over 75 customers and had 621 employees in four facilities globally.

A graduate of the J. L. Kellogg Graduate School of Management at Northwestern University, Mr. Griffith was an investment banker for nearly 15 years, including positions as Director of Equity Capital Markets at Credit Suisse First Boston and High Yield Capital Markets at Bankers Trust Company, both in New York.

Mr. Griffith is currently Chairman of the Board of Trustees of the First Church of Round Hill in Greenwich, Connecticut

"Michael Griffith's experience in both business and pharmaceuticals fits well with Axonyx's future needs," commented Marvin S. Hausman, M.D., President, CEO and Chairman of Axonyx. "As we move closer to commercialization of Phenserine, our lead product being developed for the treatment of mild to moderate Alzheimer's disease patients, his knowledge of product and sales management combined with his financial acumen and negotiating skills


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could prove to be extremely beneficial in dealing with potential big pharma marketing partners."

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      About Axonyx

Axonyx is a biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of central nervous system disorders. The Company's lead product, Phenserine, is an acetylcholinesterase and beta-APP inhibitor that is being developed for the treatment of mild to moderate Alzheimer's disease (AP) patients. Phenserine is also currently undergoing clinical testing in three Phase III trials and a Phase IIB trial.

This press release may contain forward-looking statements or predictions. These statements represent our judgment as of this date and are subject to risks and uncertainties that could materially affect the Company, including those risks and uncertainties described in the documents Axonyx files from time to time with the Securities and Exchange Commission, specifically Axonyx's Annual Report on Form 10-K. Among other things, Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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